Exhibit 3.1

Amended and Restated Articles Of Association of גלמד פרמסוטקלס בע"מ GALMED PHARMACEUTICALS LTD. A Limited Liability Company Under The Companies Law, 1999

1.	PRIVATE COMPANY

The Company is a private company as defined under the Law. The following restrictions will apply:

1.1	The right to transfer the shares of the Company shall be restricted in the manner provided herein.

1.2	The number of Shareholders of the Company shall not exceed fifty (50) for the time being. When determining the number of Shareholders in the Company for the purposes of this Article only, the following provisions shall apply:

(a)	All Shareholders who are in the employment of the Company shall not be counted.
(b)	All persons who were formerly in the employment of the Company and were Shareholders while in such employment and who have continued after such employment to be Shareholders of the Company shall not be counted.
(c)	Where two or more persons hold one or more shares in the Company jointly, they shall be treated as a single Shareholder.

1.3	No invitation shall be issued to the public to subscribe for any shares or debentures or debenture stocks of the Company.

Any reference herein to an offering to the public of the Company’s securities shall not derogate from the provisions of this Article 1, and no such offering shall be effected prior to adopting such amendments to these Articles as are legally required therefore.

2.	INTERPRETATION

2.1	Unless the subject or the context otherwise requires, words and expressions defined in the Law in force on the date when these Articles or any amendment thereto, as the case may be, first became effective shall have the same meanings herein; words and expressions importing the singular shall include the plural and vice versa; words and expressions importing the masculine gender shall include the feminine gender; and words and expressions importing persons shall include corporate entities.

2.2	The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

2.3	In these Articles, unless the context requires otherwise:

“Articles” - shall mean the Amended and Restated Articles of Association of the Company as shall be in force and amended from time to time. It is hereby clarified that only the English language version of the Articles shall be valid, legally binding and in force and the English language version of the Articles shall prevail over any translation (including without limitation the Hebrew translation if such translation is filed with the Companies Registrar).

“Board” - shall mean the board of directors of the Company.

“Company” - shall mean Galmed Pharmaceuticals Ltd.

“Directors” - shall mean the members, from time to time, of the Board as appointed in accordance with these Articles.

“Equity Securities” – shall mean any securities of the Company including securities having voting rights in the election of the Board, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing, or any agreement or commitment to issue any of the foregoing.

“ESOP” - shall mean the employee share option plan adopted by the Board from time to time, or any other incentive plan of the Company approved by the Board.

"Investor" – shall mean Shirat HaChaim Ltd.

“IPO” - shall mean the closing of the first underwritten sale of the Company's Ordinary Shares to the general public pursuant to a registration statement under the Securities Act of 1933, as amended (or under equivalent securities law of another jurisdiction).

“Law” - shall mean the Israeli Companies Law, 1999, as shall be in effect from time to time.

“Major Holder” shall mean a Shareholder who individually holds at least five percent (5%) of the issued share capital of the Company.

“Merger and Acquisition” – shall mean (i) the closing of a transaction involving the sale of all or substantially all of the Company's assets; or (ii) the acquisition of the Company by, or the merger of the Company with another entity (where the Company is not the surviving entity), consolidation, reorganization, recapitalization, sale, assignment or disposal by the Company of all or substantially all of the issued and outstanding shares of the Company (other than within the framework of a corporate restructuring following which the Shareholders will remain the ultimate beneficial owners of the corporate group over which the Company presides); or (iii) the transfer, sale, lease, grant or other disposition of or the grant of an exclusive license over all or a substantial portion of the Company's assets which effectively reflects a cessation of operations or exit from the business; or (iv) any other transaction following which the Shareholders of the Company prior to the closing of such transaction own, directly or indirectly, less than 50% (fifty percent) of the voting power of the surviving entity.

“New Equity Securities” - shall mean any Equity Securities excluding (i) securities issued to employees, consultants, officers or directors of the Company or a subsidiary thereof pursuant to a share option plan or other equity incentive plan approved by the Company’s Board, (ii) securities issued upon exercise or conversion of securities exercisable for or convertible into securities of the Company, (iii) Ordinary Shares issued pursuant to the Option Agreement issued to the Investor’s nominee to the Board (iv) securities issued pursuant to payment of any dividend or distribution with respect to the Company's issued and outstanding share capital, (v) securities issued pursuant to an IPO, and (vi) securities issued pursuant to stock split, recapitalizations, reclassifications, stock dividends or the like.

“NIS” - shall mean New Israeli Shekels.

“Office” - shall mean the registered office of the Company, as it shall be from time to time.

“Ordinary Shares” - Ordinary Shares of the Company NIS 0.01 par value each;

“Permitted Transferee” shall mean (1) in relation to any Shareholders: (i) a transferee by operation of law; (ii) in the case of an individual shareholder - a spouse, child, sibling or trustee of such Shareholder and any corporate entity which is controlled by such Shareholder; and (iii) in the case of any incorporated shareholder (whether a company or a partnership or any other legal entity) - any corporate entity which controls, is controlled by, or is under common control with such Shareholder, or any of its shareholders, directors, officers, co-investors, limited partners, general partners or the limited or general partners of such limited or general partners, or entities that manage or co-manage, or are managed or whose account is managed by, directly or indirectly, such Shareholder or any of its limited partners, general partners or the limited or general partners of such limited or general partners or management company.

“Register of Shareholders” – the registry of Shareholders maintained by the Company pursuant to Section 127 of the Law;

“Shareholder(s)” - shall mean the holders of shares of any class of the Company which are registered in the Register of Shareholders.

“Shareholders’ Rights Agreement” means the agreement signed between the Company, Galmed Medical Research Ltd. and certain Shareholders dated __ December 2013

“Transfer” - shall include any sale, assignment, encumbrance, pledge, lien, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, and transmissions to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of a Shareholder's Equity Securities directly or beneficially owned by such Shareholder.

2.4	In the event that an article has been added to these Articles which contradicts an original article found in these Articles - the article added shall take precedence.

2.5	Aggregation of Shareholdings. Any and all shares held or acquired by affiliated entities or persons which qualify as Permitted Transferees shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, including, without limitation, for the calculation of any such entity’s pro rata shares for calculating its rights under these Articles including under Article 14, 15 or 18. In addition, any and all shares held or acquired by David & Debora Goldfarb (holding together) and Medgal S.A. (“Goldfarb and Medgal”) may be aggregated together for the purpose of determining the eligibility of Goldfarb and Medgal to any rights granted to Major Holders under these Articles and Memorandum, provided that such eligibility, once determined, will apply only to each such Shareholder’s respective holdings. The right of aggregation granted herein, shall apply to any obligation or restriction imposed on Major Holders, mutatis mutandis. It being clarified that the right of aggregation granted to Goldfarb and Medgal is personal by nature, will only inure to the benefit of Goldfarb and Medgal and will not be transferable to any assignee or transferee of Goldfarb and Medgal’s shares.

3.	PURPOSE OF THE COMPANY

The Company shall engage in any legal occupation and/or business.

4.	LIMITED LIABILITY

The Shareholders liability for the Company’s obligations is limited to the payment of the nominal value of the Company’s shares, subject to Section 304 of the Law.

5.	OFFICE

The Office shall be at such place as the Board shall from time to time decide.

6.	SHARE CAPITAL

The share capital of the Company is NIS 500,000 divided into 50,000,000 Ordinary Shares, NIS 0.01 par value each.

7.	ORDINARY SHARES

7.1	The rights attached to the Ordinary Shares shall be all the rights in the Company including, without limitation, the right to receive notices of Shareholders’ meetings, to attend and vote at Shareholders’ meetings, to participate in distribution of dividends and to participate in distribution of surplus assets and funds in liquidation of the Company.

7.2	The ESOP may provide for limitations on the Ordinary Shares issued under the ESOP, including, but in no way limited to, limitations on the voting rights or the manner of voting, preemptive rights, no-sale limitations, co-sale and right of first refusal obligations.

8.	RESERVED

9.	Dividend Provisions

In the event that dividends are declared and distributed, holders of Ordinary Shares shall be entitled to receive dividends pari passu, out of any assets legally available therefor.

10.	Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (“Liquidation Event”), the distribution of the Available Assets (as such term is defined below), shall be made according to the following provisions:

10.1	Any Available Assets shall be divided pro-rata between the holders of the Ordinary Shares.

10.2	“Available Assets” shall mean the assets and funds of the Company legally available for distribution thereupon.

10.3	For the purpose of Article 10, a Merger and Acquisition shall be treated by the Company as a Liquidation Event (a “Deemed Liquidation”).

10.4	Whenever the distribution provided for in Article 10.1 shall be payable in securities or property other than cash (i.e. such distribution shall be in kind) the value of such distribution shall be the Fair Market Value of such securities or other property. The “Fair Market Value” of any security or asset shall be determined as follows:

(a)	With respect to any securities not subject to restrictions on free marketability covered by Article (b) below:

(i)	If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) days period ending three (3) days prior to the closing of the Liquidation Event;

(ii)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing of the Liquidation Event, and

(iii)	If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board including the affirmative vote of one of the directors nominated by the Founders.

(b)	With respect to any securities which are subject to restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate), the method of valuation shall be to make an appropriate discount from the market value determined as in (a)(i), (ii) or (iii) to reflect the approximate fair market value thereof, as determined in good faith by the Board including the affirmative vote of one of the directors nominated by the Founders.

(c)	In any other case, the fair market value shall be determined by a resolution of the Board including the affirmative vote of one of the directors nominated by the Founders.

11.	RESERVED

12.	Restrictions on Transfer.

No Shareholder may Transfer any Shares without complying with the terms of these Articles. Any attempted Transfer in violation of these Articles shall be void and of no force and effect, shall not be honored by the Company and shall not be recorded on the books of the Company.

13.	Transfers of equity securities.

Any shareholder may sell or otherwise assign, with or without consideration, Equity Securities to a Permitted Transferee.

Any Transfer of Equity Securities in accordance with Article 13 shall not be effective unless the transferee agrees in writing (i) to remain subject to all of the limitations, restrictions and obligations which apply to such Equity Securities under these Articles, as amended from time to time, and (ii) not to make any further Transfers of such Equity Securities except in conformity with such documents.

14.	Right of first refusal

14.1	At any time prior to the closing of an IPO or a Merger and Acquisition, if any shareholder proposes to Transfer Ordinary Shares to one or more third parties (a “Disposition”), then such shareholder (a “Selling Shareholder”) shall give the Company and each of the Major Holders a written notice of its intention to make the Disposition (the “Transfer Notice”), which shall contain (i) a description of such securities to be transferred (the “Offered Shares”), (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Disposition is to be made. The Transfer Notice shall certify that the Selling Shareholder has received a binding offer from the prospective transferee(s) on the terms set forth in the Transfer Notice. The Transfer Notice shall include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Disposition. The Transfer Notice shall further state that the Major Holders may acquire, in accordance with the provisions of these Articles, all (but not less than all) of the Offered Shares for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein.

14.2	The Major Holders shall have an option for a period of fourteen (14) days from the Major Holder’s receipt of the Transfer Notice, to elect to purchase their respective pro rata shares of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. Each Major Holder may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share of the Offered Shares (including all or its pro rata share, as the case may be, of the Offered Shares not purchased by the other Major Holders), by notifying the Selling Shareholder and the Company in writing, before expiration of the fourteen (14) day period, as to the number of such shares which it wishes to purchase (the “Purchase Notice”). Each Major Holder’s pro rata share of the Offered Shares shall be a fraction of the Offered Shares, the numerator of which shall be the number of issued and outstanding Ordinary Shares held by such Major Holder on the date of the Transfer Notice and the denominator of which shall be the total number of shares of issued and outstanding Ordinary Shares held by all Major Holders on the date of the Transfer Notice, or, in case of over-subscription by Major Holders, by all Major Holders electing to purchase Offered Shares not purchased by the other Major Holders. Any Major Holder who will not reply to the Transfer Notice within the said 14 day period shall be deemed to have irrevocably waived his right to purchase the Offered Shares in accordance with this Article 14.

Each Major Holder shall be entitled to apportion Offered Shares to be purchased under this Article 14 among its Permitted Transferees in such proportion as it deems appropriate.

14.3	If a Major Holder gives the Selling Shareholder a Purchase Notice pursuant to Article 14.2 above, then payment for the Offered Shares shall be by check or wire transfer to a bank account to be designated by the Selling Shareholder, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefore, which shall be no later than forty-five (45) days after the Major Holders' receipt of the Transfer Notice.

14.4	In the event that not all of the Offered Shares are purchased by the Major Holders pursuant to the provisions of this Article 14, the Selling Shareholder shall have ninety (90) days following the expiration of the time period specified in this Article 14 to Transfer all or part of the Offered Shares, at the price and upon the terms no more favorable to the purchaser than those specified in the Transfer Notice to the third-party transferee(s) identified in the Transfer Notice. In the event that the Selling Shareholder has not Transferred the said Offered Shares within said ninety (90) days, such Selling Shareholder shall not thereafter sell any of the Offered Shares without first offering them in the manner provided above in this Article 14.

14.5	Notwithstanding the provisions of this Article 14, any shareholder may sell or otherwise assign, with or without consideration, Equity Securities to a Permitted Transferee.

14.6	The Rights of First Refusal provided in this Article 14 shall terminate upon, and shall not be applicable to, the IPO or a Merger and Acquisition.

15.	RESERVED

16.	RESTRICTIVE PROVISIONS.

16.1	Until the earlier of (i) an IPO; (ii) such date on which Investor no longer holds more than 7.5% of the Company’s issued and outstanding share capital, (iii) such date on which the current beneficial owner of the Investor or the entity managing the Investor no longer owns or controls the Investor or such managing entity, or (iv) such date on which an institutional investor invests in the Company and requests the revocation of the rights herein as a condition to such investment, and does not request any voting rights of the kind provided below either for itself or for a new class of shares issued to it – the Investor will have the right to notify the Company in writing of their objection to the following actions on or prior to the date such actions are taken (provided that due notice to that effect had been given to the Investor and the director appointed by the Investor in the same manner as given to all other Shareholders or directors, as the case may be), in which case the Company shall be prohibited from taking such actions:
(a)	the creation or issuance of any class or series of shares or other securities having rights or preferences superior to those granted to the holders of Ordinary Shares hereunder, unless such shares are issued at a pre money Company valuation of US $50 million or more;
(b)	the approval of a merger, sale of the Company or all or substantially all of the Company's share capital or assets, unless it reflects a Company valuation of US$80 million or more;
(c)	the dissolution, liquidation or other winding up of the Company or the cessation of the business of the Company;
(d)	the reclassification or recapitalization of the outstanding share capital of the Company (other than share splits, share dividends and other technical changes in the Company's share capital) other than if in accordance with (i) above (in which case only the provisions of (i) shall apply);
(e)	the amendment or other modification of the Company's Articles of Association in a manner adverse to the Investor’s rights, excluding any amendment that has a proportionate effect on all shareholders and other than if in accordance with (i) above (in which case only the provisions of (i) shall apply); or
(f)	the approval of any interested party transaction (other than renewal of existing interested party arrangements or agreements (such as existing management services agreements, etc), if any);
(g)	appointment and dismissal of the CEO, CFO and VP R&D;
(h)	The approval of any expense of a value in excess of $100,000, in a single transaction or a series of related transactions.

16.2	In addition, in the event that Allen Baharaff at any time ceases to act as the Company’s CEO or CFO for any reason, then, until the earlier of the events described in (i) and (iv) above or G. Yarom Ltd. (the “Significant Shareholder”) holds less than 7.5% of the issued share capital of the Company, the Significant Shareholder’s consent shall also be required for the actions detailed in (a)-(h) above, mutatis mutandis.

16.3	In addition, Subject to the provisions of Article 16.1 above, until an IPO or Merger and Acquisition, any proposed resolution by the General Meeting to approve an interested party transaction of any kind between the Company and the Significant Shareholder or any of its related parties, including affiliates or other entities or enterprises in which it holds, directly or indirectly, a personal interest, or any person or entity which fall under the definition of a Permitted Transferee of any of the above, which carries the same nature – will require the written consent of the holders of a majority of the Ordinary Shares then held by the other Shareholders. For the avoidance of doubt, the mere participation of the Significant Shareholders, by way of exercise of their preemptive rights (including in excess of, or less than, their pro-rata share, if made available to them), in any equity financing round proposed to be executed between the Company (or any other company in the group) and a disinterested third party, following arm's length negotiations and according to the price and other terms and conditions determined in such negotiations, shall not require the prior written consent of the other Shareholders as stated above.

17.	ALLOTMENT OF SHARES

Subject to the provisions of Article 16 above and Article 18 below, the unissued shares of the Company shall be under the control of the Board, who shall have the power to allot shares or otherwise dispose of them to such persons, on such terms and conditions (including inter-alia terms relating to calls as set forth in Article 26.2 hereof), and either at par or at a premium, or, subject to the provisions of the Law, at a discount, and at such times, as the Board may think fit, and the power to give any person the option to acquire from the Company any shares, either at par or at premium, or, subject as aforesaid, at a discount, during such time and for such consideration as the Board may deem fit.

18.	PREEMPTIVE RIGHTS

18.1	Until an IPO, in case the Company proposes to issue or sell any New Equity Securities, the Company shall, before such issuance, offer to each Major Shareholder (the “Entitled Shareholder”) the right to purchase such offered New Equity Securities in accordance with the provisions of this Article 18.

18.2	In the event the Company proposes to undertake an issuance of New Equity Securities, it shall give each Entitled Shareholder written notice (the “Notice”) stating (i) its bona fide intention to offer such New Equity Securities, (ii) describing the number and type of the New Equity Securities to be offered, and (iii), their price, the general terms upon which the Company proposes to issue same.

18.3	By written notification received by the Company within fourteen (14) calendar days after receipt of the Notice, the Entitled Shareholder may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such New Equity Securities that equals the proportion that the number of shares of Ordinary Shares issued and held by such Entitled Shareholder bears to the total number of shares of Ordinary Shares of the Company then outstanding. Each Entitled Shareholder may further notify, in such aforementioned written notification, the Company of its desire to purchase all or any part of any New Equity Securities which may remain un-subscribed by other Entitled Shareholders, and if the number of un-subscribed securities is insufficient to satisfy all such requests, such securities will be allocated among those participating Entitled Shareholders pro-rata to their respective holdings of Ordinary Shares in the Company on an issued and outstanding basis. Any Entitled Shareholder who will not reply to the Notice within the said period shall be deemed to have irrevocably waived his right to purchase the offered New Equity Securities in accordance with this Article 18.

18.4	If all New Equity Securities that Entitled Shareholders are entitled to purchase pursuant to subarticle 18.3 are not elected to be purchased as provided in subarticle 18.3 above, the Company may, during a period of ninety (90) days following the expiration of the period provided in subarticle 18.3 above, offer the remaining unsubscribed portion of such New Equity Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the New Equity Securities within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Equity Securities shall not be offered unless first reoffered to the Entitled Shareholders in accordance herewith.

18.5	It is hereby clarified that the right of pre-emption in this Article 18 shall not be applicable to securities other than New Equity Securities.

18.6	Each Entitled Shareholder shall be entitled to apportion the right of first offer hereby granted it under this Article 18, among its Permitted Transferees in such proportion as it deems appropriate.

19.	BRING-ALONG

19.1	Subject to Article 16 above, prior to an IPO, in the event that any person or entity makes an offer to purchase (i) all of the issued and outstanding shares of the Company held by at least 75% of the Shareholders, and such offer is, in addition to the approvals required pursuant to Article 16 above, conditioned upon the sale of all remaining shares of the Company to such party, or (ii) all or substantially all of the Company's assets, and in addition to the approvals required pursuant to Article 16 above, the Shareholders holding at least 75% of the share capital of the Company, indicate their acceptance, or support, of such offer (as applicable) (hereinafter: the “Accepting Shareholders”), then at the closing of such offer to purchase of all the issued and outstanding capital shares of the Company or all or substantially all of the Company’s assets, all of the holders of Shares in the Company (including the holders of remaining shares who have not indicated their acceptance of the offer (hereinafter: the “Remaining Shareholders”) will transfer such Shares to such person or entity (hereinafter: a “Bring Along Sale”) or all vote in favour of the transaction, as the case may be; provided, however, that the consideration for all of the Company's shares or the Company’s assets shall in any event be allocated among the members in accordance with Article 10 herein (i.e. in accordance with the liquidation preference rights). For the purposes of a statutory Compulsory Acquisition under Section 341 of the Law and without derogating from the above, the requisite majority shall be 75% of the Company’s outstanding voting power.

19.2	In the event that not all of the Shareholders have transferred their shares to the offeror in accordance with the foregoing Bring Along Sale, then the Bring Along Sale shall be conducted in the manner prescribed in Article 19.6 below, including any requirement for notices to be provided to the Shareholders by the offeror and the notice periods provided thereby, deposit of funds with the Company for payment to any Remaining Shareholders, and the Company’s obligation to register the shares of the Remaining Shareholders in the name of the offeror. Each seller of share capital or other securities of the Company in such Bring Along Sale (a) shall be subject to the same terms and conditions of sale and any related terms and conditions and (b) shall execute such documents and take such actions as may be reasonably required by the majority of the Accepting Shareholders and the Company.

19.3	The provisions of this Article 19 shall apply regardless of the form of consideration received in the Bring Along Sale, and (i) upon the consummation of the Bring Along Sale, each holder of any class or series of securities of the Company shall receive the same form of consideration and the same amount of consideration per security as every other holder of such class or series; (ii) if any holders of any class or series of securities of the Company are given an option as to the form and amount of consideration to be received, each other holder of such class or series shall be given the same option; and (iii) any non-cash consideration received by a class or series of securities pursuant to the terms of the Bring Along Sale shall be allocated among the transferors of such class or series of securities pro rata based upon each transferor’s percentage ownership of such class or series of securities sold in the Bring Along Sale. The proceeds received from any Bring Along Sale shall be distributed among the Shareholders in accordance with the Liquidation Preference provisions as provided in these Articles.

19.4	At least five (5) days prior to the date of consummation of a Bring Along Sale (which date and the place and time of such consummation shall be designated by the Accepting Shareholders and provided to each Remaining Shareholder in the notice provided to them, requiring them to transfer their shares to the offeror in the manner prescribed by Law (hereinafter: the “Bring-Along Notice”), each Shareholder shall deliver for transfer to the offeror one or more certificates, properly endorsed for transfer in form satisfactory to the Accepting Shareholders and the Company, which represent all of the share capital and other securities of the Company held by such Remaining Shareholder, duly executed. The certificate(s) delivered by each Remaining Shareholder shall be transferred to the offeror identified in the Bring-Along Notice as part of the consummation of the Bring Along Sale. Upon receipt of the proceeds of the Bring Along Sale, the Accepting Shareholders shall promptly remit to each Remaining Shareholder that portion of such proceeds to which such Remaining Shareholder is entitled by reason of such Remaining Shareholder's participation in such sale.

19.5	In connection with a Bring Along Sale, each participating Shareholder may be required to make reasonable and customary representations and warranties regarding the securities of the Company that such Shareholder transfers in such sale, relating to such Shareholder’s ownership of and authority to transfer such securities, the absence of any liens or other encumbrances on such securities, and the compliance of such transfer with the federal and other applicable securities laws and all other applicable laws and regulations.

19.6	To the extent permitted by Law, and in the event the Remaining Shareholders shall fail to comply with the provisions of this Article 19, if the Company shall receive a notice from the offeror, accompanied with the Bring Along Notice duly received by the Remaining Shareholders and the consideration to be paid to the applicable Remaining Shareholders (in the same form of consideration and the same amount of consideration per share as such Remaining Shareholder shall be entitled to receive in accordance with the provisions of these Articles), the Company shall, immediately upon the lapse of 7 days period commencing on the date on which Bring Along Notice has been received by the applicable Remaining Shareholders, register the shares underlying the Bring Along Notice in the name of the purchaser, provided that the Company has not received any notice from the Remaining Shareholders that such Remaining Shareholders have instituted proceedings to prevent the sale of their shares.

19.7	Each Shareholder, whether in its capacity as an Accepting Shareholder, officer or director of the Company, or otherwise, shall to the fullest extent permitted by law take or cause to be taken all such actions as may reasonably be requested by the Accepting Shareholders in order expeditiously to consummate each Bring Along Sale and any related transactions, including, without limitation, voting for and raising no objection against the Bring Along Sale, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, furnishing information and copies of documents, filing applications, reports, returns, filings and other documents or instruments with governmental authorities, and otherwise cooperating with the Company and the Accepting Shareholders; Each Shareholder shall execute and deliver such agreements and instruments as may be reasonably specified by the Accepting Shareholders.

19.8	Notwithstanding any provision of these Articles, the purchase and sale of Shares pursuant to this Article 15 shall not be subject to the provisions of Article 14 hereof.

20.	REGISTERED HOLDER

20.1	If two or more persons are registered as joint holders of a share they shall be jointly and severally liable for any calls or any other liability with respect to such share. However with respect to voting, power of attorney and furnishing notices, the one registered first in the Register of Shareholders, insofar as all the registered joint holders shall not notify the Company in writing to relate to another one of them as the sole owner of the share, as aforesaid, shall be deemed to be the sole owner of the share.

20.2	In the case that two or more persons are registered together as holders of a share, each one of them shall be permitted to give receipts binding all the joint holders for dividends or other monies in connection with the share and the Company shall be permitted to pay all the dividends or other monies due with respect to the share to one or more of the joint holders, as it shall choose.

21.	SHARE CERTIFICATE

21.1	A Shareholder shall be entitled to receive from the Company without payment, one certificate that shall contain that number of shares registered in the name of such Shareholder, their class and serial numbering. However, in the event of joint holders holding a share, the Company shall not be obligated to issue more than one certificate to all of the joint holders, and the delivery of such a certificate to one of the joint holders shall be deemed to be a delivery to all of the joint holders.

21.2	Each certificate shall carry the signature or signatures of those persons appointed by the Board for this purpose and the rubber stamp or the seal of the Company.

21.3	Each existing or replacement certificate for shares now owned or hereafter acquired by the holders of Ordinary Shares, shall bear the following legend upon its face:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW OF ANOTHER JURISDICTION (“THE ACT”). SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER SAID ACT OR OTHER EXEMPTIONS UNDER APPLICABLE LAW OR (ii) DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL, SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE ARTICLES OF ASSOCIATION OF THE COMPANY, AS AMENDED FROM TIME TO TIME. COPIES OF SUCH ARTICLES MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY”

21.4	If a share certificate is defaced, lost or destroyed, it may be replaced upon payment of such fee, if any, and on such terms, if any, as to evidence and indemnity as the Board may think fit.

22.	MODIFICATIONS OF SHARE RIGHTS

22.1	Subject to Article 16 above, the Company may change, convert, broaden, add or vary in any other manner the rights, advantages, restrictions and provisions attached at that time to one or more of the classes (collectively, a “Change Rights or Obligations”), after receipt of the consent in writing of the majority of the holders of the issued shares of that class (or, if the Change Rights or Obligations was effected to more than one class, the majority of the issued shares of each effected class), or with the sanction of a resolution passed at a separate general meeting of the holders of the shares of such class (or classes) as referred to in Article 30.1 herein. To every such separate general meeting, the provisions of these Articles relating to general meetings shall apply, mutatis mutandis.

22.2	For avoidance of doubt, subject to Article 16 above, (i) the issuance of additional securities whether or not such additional securities grant to the holders of such securities preferences and/or rights superior to those of the specific class of shares; (ii) the enlargement of an existing class of shares; or (iii) the issuance of additional shares thereof; shall not require the aforementioned consent of any specific class, nor the aforementioned sanction of a resolution.

22.3	Any resolution required to be adopted pursuant to these Articles by a separate class meeting shall be voted upon and adopted by the holders of shares of such class entitled to vote thereon and no holder of shares of a certain class shall be banned from participating and voting in a separate class meeting of such class by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. Subject to any applicable law, a Shareholder shall not be required to refrain from participating in the discussion or voting on any resolution concerning the modification or abrogation of the rights attached to any class of shares held by such Shareholder, due to the fact that such Shareholder may benefit in one way or another from the outcome of such resolution.

23.	PLEDGE

23.1	Except to the extent that the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of any Shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for its debts, liabilities and obligations to the Company arising from any amount due by such Shareholder in respect of any unpaid or partly paid share, whether the dates of payment or fulfillment or execution of the obligations, debts or commitments have become due or not, and shall apply to all dividends that shall be decided upon from time to time in connection with these shares. No benefit shall be created with respect to this share based upon the rules of equity that shall frustrate this pledge, however the Board may declare at any time with respect to any share, that it is released, wholly or in part, temporarily or permanently, from the provisions of this article.

23.2	The Company may sell, in such manner and at such time as the Board thinks fit, any of the pledged shares, but no sale shall be made unless the date of payment of the monies or a part thereof has arrived, or the date of fulfillment and performance of the obligations and commitments in consideration of which the pledge exists has arrived, and after a written request has been furnished to the Shareholder or person who has acquired a right in the shares, which sets out the amount or obligation or commitment due from him and which demands their payment, fulfillment or execution, and which informs the person of the Board's desire to sell the shares in the event of non- fulfillment of the notice, and the person has not fulfilled his obligation pursuant to the notice within seven days after the notice had been sent to him.

23.3	The net proceeds of such sale shall be applied in payment of such sum due to the Company or to the fulfillment of the obligation or commitment, and the remainder (if there shall be any), after deducting all the Company’s expenses related to such sale, shall be paid to the Shareholder or to the person who has acquired a right in the share sold pursuant to the above. The Shareholder or the person who has acquired a right in the share sold pursuant to the above shall reimburse the Company for any expenses incurred by the Company as a result of such sale, including reasonable legal fees, and such amount shall continue to accrue interest until it is paid to the Company.

23.4	After execution of a sale as aforesaid, the Board shall be permitted to sign or to appoint someone to sign a deed of transfer of the sold shares and to register the buyer's name in the Register of Shareholders as the owner of the sold shares and it shall not be the obligation of the buyer to supervise the application of monies nor will his right in the shares be affected by a defect or illegality in the sale proceedings after his name has been registered in the Register of Shareholders with respect to those shares.

24.	TRANSFER OF SHARES AND THE MANAGEMENT THEREOF

24.1	Any transfer of shares by a Shareholder shall require the prior approval of the Board, which approval shall not be unreasonably withheld or delayed, and any transfer without such prior approval shall be null and void.

24.2	The Board shall not approve the registration of any transfer of shares in case of non-compliance with the provisions of these Articles in respect thereof. The Board shall also refuse to register any instrument or transfer of shares (except for transfer pursuant to Article 19 above) if it does not comply with any of the following:

(a)	it is duly stamped or executed, is lodged at the Office or at such other place as the Board may appoint and is accompanied by the certificate of the shares to which it relates, and such other evidence as the Board may reasonably require to show the rights of the transferor to make the transfer; and

(b)	the transferee submitted to the Board, a written notice in which such transferee takes upon itself, all of the rights, obligations and duties set forth in these Articles and any other obligation intended to be applicable as of the transfer date.

If the Board shall make use of its powers in accordance with this Article 24.2 and refuse to register a transfer of shares, the Board must inform the transferee of its refusal, within thirty (30) days of the day the deed of transfer had been furnished to the Company.

24.3	Each transfer of shares shall be made in writing in the form appearing herein below, or in a similar form, or in any form as to be determined upon by the Board from time to time (“Deed of Share Transfer”), such form shall be delivered to the Office together with the transferred share certificates and any other proof the Board shall require, if they shall so require, in order to prove the title of the transferor.

Deed of Transfer of Shares

I, ____________ of _____________ in consideration of the sum of NIS ______ paid to me by _____________ , of __________________ (the "transferee") do hereby transfer to the said transferee ______ share (or shares) having par value of NIS _________ each one numbered ____ until ___ inclusive in _________________, to hold onto the said transferee, his executors, administrators, and assigns, subject to the several conditions on which I held the same at the time of the execution hereof; and I, the said transferee, do hereby agree to take the said share (or shares) subject to the conditions aforesaid.

As witness we have hereunto set our hands the ____ day of ______ 20__.

Transferee	Transferor

24.4	The Deed of Share Transfer shall be executed both by the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered into the Register of Shareholders in respect thereof.

24.5	It shall be permitted to demand a fee for registration of transfer, in a reasonable rate as to be determined by the Board from time to time.

24.6	The Register of Shareholders may be closed at such dates and for such other periods as determined by the Board from time to time, upon the condition that the Register of Shareholders shall not be closed for more than thirty (30) days every year.

24.7	Upon the death of a Shareholder, the remaining holders (in the event that the deceased was a joint holder in a share) or the administrators or executors or heirs of the deceased (in the event the deceased was the sole holder of the share or was the only one of the joint holders of the share to remain alive) shall be recognized by the Company as the sole holders of any title to the shares of the deceased. However, nothing aforesaid shall release the estate of a joint holder of a share from any obligation with respect to the share that he held jointly with any other holder.

24.8	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation of a Shareholder shall, upon such evidence being produced as may from time to time be required by the Board, have the right, either to be registered as a Shareholder in respect of the share upon the consent of the Board (who have the right to refuse pursuant to Article 24.2) or, instead of being registered himself, to transfer such share to another person, subject to the provisions contained in these articles with respect to transfers.

24.9	A person becoming entitled to a share because of the death of a Shareholder shall be entitled to receive, and to give receipts for, dividends or other payments paid with respect to the share, but he shall not be entitled to receive notices with respect to Company meetings or to participate or vote therein with respect to that share, or aside from the aforesaid, to use any right of a Shareholder, until he has been accepted by the Board as a Shareholder with respect to that share.

25.	reserved

26.	CALLS

26.1	A Shareholder shall not be entitled to receive dividends nor to use any right a Shareholder has, unless he has paid all the calls that shall be made from time to time, with respect of money unpaid on all of his shares, whether he is the sole holder or holds the shares together with another person, in addition to interest and expenses if there shall be any.

26.2	The Board may, subject to the provisions of these Articles, make calls upon the Shareholders from time to time in respect of any moneys unpaid on their shares, as they shall determine proper, upon the condition that there shall be given prior notice of fourteen (14) business days on every call and each Shareholder shall be obligated to pay the total amount requested from him, or the installment on account of the call (if there shall so be) at the times and places to be determined by the Board.

26.3	The calls for payment shall be deemed to be requested from the date the Board has decided upon the calls for payment.

26.4	The joint holders of a share shall be jointly and severally liable to pay the calls for payment in full and the installment on account, in connection with such calls.

26.5	If a sum called in respect of a share is not paid the holders of the share or the person to whom it has been issued shall be liable to pay interest and linkage differentials (the “Interest”) upon the amount of the call or the payments on account, as determined by the Board commencing from the day appointed for the payment thereof to the time of actual payment, but the Board shall be at liberty to waive payment of that Interest, wholly or in part.

26.6	Any amount that according to the condition of issuance of a share must be paid at the time of issuance or at a fixed date, whether on account of the sum of the share or premium, shall be deemed for the purposes of these articles to be a call of payment that was made duly and the date of payment shall be the date appointed for payment. In the event of non-payment of this amount all of the articles herein dealing with payment of Interest, expenses, forfeiture, pledge and the like and all the other articles connected therewith, shall apply, as if this sum had been duly requested and notice had been given, as aforesaid.

26.7	The Board may make arrangements at the time of issue of shares for a difference between the holders with respect to the amount of calls to be paid and the times of payment, and the rate of Interest.

26.8	The Board may, if it thinks fit, receive from any Shareholder willing to pay in advance all of the monies or a part thereof that shall be due on account of his shares, in addition to any amounts that the payment in fact has been requested and they shall be permitted to pay him interest at the rate the Board and Shareholder shall agree upon, for the amounts paid in advance as aforesaid, or upon the part thereof which is in excess of the amounts whose payment was at the time requested on account of his shares in connection with which the payments have been made in advance, in addition to paying dividends that will be paid for that part of the share which has been paid in advance.

27.	FORFEITURE OF SHARES

27.1	If a Shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may, at any time thereafter during such time as any part of such call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any Interest which may have accrued and any expenses that were incurred as a result of such non-payment, including reasonable legal fees.

27.2	The notice shall name a further day, not earlier than the expiration of seven days from the date of the notice, on or before which the amount of the call or installment or a part thereof is to be made together with interest and any expenses incurred as a result of such non-payment. The notice shall also state the place the payment is to be made and that in the event of non-payment, at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

27.3	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Board to that effect. The forfeiture shall include those dividends that were declared but not yet distributed, with respect to the forfeited shares.

27.4	A share so forfeited shall be deemed to be the property of the Company and can be sold or otherwise disposed of, on such terms and in such manner as the Board thinks fit. At any time before a sale or disposition the forfeiture may be canceled on such terms as the Board thinks fit.

27.5	A person whose shares have been forfeited shall cease to be a Shareholder in respect of the forfeited shares, but shall notwithstanding remain liable to pay to the Company all monies, which, at the date of forfeiture, were presently payable by him to the Company in respect of the shares.

27.6	The forfeiture of a share shall cause, at the time of forfeiture, the cancellation of all rights in the Company or any claim or demand against it with respect to that share and the other rights and obligations between the share owner and the Company accompanying the share, except for those rights and obligations not included in such a cancellation according to these Articles or that the Law imposes upon former Shareholders.

27.7	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

28.	MODIFICATION OF CAPITAL

Subject to the provisions of Article 16 and to the Law and any other applicable law, the Company may, from time to time, by a resolution of its Shareholders:

28.1	Consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

28.2	Cancel any shares which have not been taken or agreed to be taken by any person;

28.3	By subdivision of its existing shares, or any of them, divide the whole, or any part, of its share capital into shares of smaller amounts than is fixed in Article 6 above;

28.4	Reduce its share capital and any fund reserved for capital redemption in the manner that it shall deem to be correct under the Law.

28.5	Issue redeemable shares and redeem the same.

29.	INCREASE OF SHARE CAPITAL

29.1	Subject to the provisions of Article 16, the Company may decide, from time to time, by a Shareholder’s resolution, to increase its share capital - whether or not all its shares have been issued, or whether the shares issued have been paid in full - by creation of new shares. This new capital shall be in such an amount, divided into shares in such amounts and have such preferable or deferred or other special rights (subject always to the special rights conferred upon an existing class of share), subject to any condition and restrictions with respect to dividends, return of capital, voting or otherwise, all as shall be directed by the general meeting in its resolution sanctioning the increase of the share capital.

29.2	Subject to any decision to the contrary in the resolution sanctioning the increase in share capital, pursuant to these articles, the new share capital shall be deemed to be part of the original share capital of the Company and shall be subject to the same provisions with reference to payment of calls, liens, title, forfeiture, transfer and otherwise as apply to the original share capital.

SHAREHOLDERS MEETINGS

30.	General Meetings

30.1	The Board, whenever it thinks fit, may convene a special general meeting of the Company’s Shareholders. A Meeting may also be called by any single director or by any Shareholder or Shareholders holding together more than 10% of the outstanding share capital of the Company or more than 10% of the voting power in the Company (on an as converted basis). In the event the Meeting is called by a director or Shareholder(s), the request shall be made to the Board, in a written notice which shall be sent to the Company’s Office, specifying the matters to be discussed at such a Meeting, and the Board shall convene the Meeting as provided for in Section 63 of the Law. If the Board does not convene a Meeting within 21 days from the date of the submission of the request as aforesaid, the callers may convene the Meeting by themselves, in accordance with the provisions of Section 64 of the Law.

30.2	The Company, at the discretion of the Board, may elect not to hold an annual meeting of its Shareholders, other than in the event such a meeting is required in order to appoint the Company’s auditors. An annual meeting or a special meeting of the Shareholders shall be referred to as “General Meeting” or “Meeting”. A meeting of holders of a class of shares shall be referred to as a “Class Meeting” or a “Category Meeting”.

30.3	In addition to any other requirements under these Articles (including without limiting those set forth in Article 16) or under the Law or under any other applicable law, the following issues shall only be resolved by a General Meeting:

(a)	Any change to these Articles, as specified in Section 20 of the Law;

(b)	Exercise of the powers of the Board in accordance with the provisions of Section 52(a) of the Law;

(c)	Appointment of the Company’s Auditor, the terms of his employment and termination of his employment in accordance with the provisions of Sections 154 to 167 of the Law;

(d)	Approval of acts and transactions that require approval by the General meeting under the provisions of Sections 255 and 268 to 275 of the Law, including all actions and transactions which fall under Section 271 of the Law;

(e)	Increase and decrease of the registered share capital, in accordance with the provisions of Sections 286 and 287 of the Law;

(f)	A merger, as described in Section 320(a) of the Law.

31.	Notice of General Meetings

31.1	Unless a longer period is prescribed by applicable law, a prior notice of at least seven (7) days but no more than forty-five (45) days, shall be given with respect to the place, date and hour of the Meeting, the agenda of the Meeting and the general nature of each item on the agenda. The notice shall be given to the Shareholders entitled to receive notices of General Meeting pursuant to these Articles. If, by chance, a notice as aforesaid was not given or not received by a Shareholder, this by itself shall not disqualify the resolution passed or disqualify the proceedings held at that Meeting.

31.2	With the consent of all the Shareholders who are entitled, at that time, to receive notices, the Company may convene all meetings to resolve all types of resolutions, upon a shorter advance notice or without any notice and in such manner, generally, as to be approved by the Shareholders.

32.	Quorum

32.1	A quorum at a General Meeting shall be formed when there are present, personally or by proxy, two or more Shareholders holding between them at least 50% of the voting power of the Company. If within half an hour from the time appointed for the Meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place, or any other day and/or any other hour and/or any other place as the Board shall notify the Shareholders, and, if at the second meeting a quorum is not present within half an hour from the time appointed for the meeting, any two Shareholders shall constitute a quorum, and shall be entitled to deliberate and resolve in all matters which were on the agenda of the meeting which was originally called (subject to the provisions of Article 16). If the meeting is adjourned for twenty-one (21) days or more, then notice thereof shall be given in the manner required for the meeting as originally called. If the adjourned meeting is scheduled within less than (21) days, then notice thereof shall be given at least seventy two (72) hours in advance, and otherwise in the manner required for the meeting as originally called.

32.2	Shareholders may participate in any meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting.

32.3	If the meeting was convened upon a request under Section 63 or 64 of the Law, then the adjourned meeting shall only be held if at least Shareholders in the number required for the convening of a meeting as specified in Section 63 of the Law are present. No resolutions or decisions may be taken at any adjourned meeting except those that might lawfully have been taken at a meeting as originally called.

33.	Chairman

The chairman of the Board shall preside as chairman at all General Meetings (the “Chairman”). If there is no chairman of the Board or he is not present within 15 minutes from the time appointed for the General Meeting or if he shall refuse to preside at the General Meeting, the Shareholders present shall elect one of the Directors to act as Chairman, and if only one Director is present he shall act as Chairman. If no Directors are present or if they all refuse to preside at the General Meeting the Shareholders present shall elect one of the Shareholders present to preside at the General Meeting. The Chairman shall have no special rights or privileges, as such, other than provided by Law. The Chairman shall not have a casting or additional vote.

34.	Power to Adjourn

The Chairman may, with the consent of any Meeting at which a quorum is present, and shall do so if so directed by the Meeting, adjourn the Meeting from time to time and from place to place, as the Meeting shall decide. If the Meeting shall be adjourned for ten (10) days or more a notice shall be given of the adjourned meeting as in the case of an original Meeting. Except as aforesaid no Shareholder shall be entitled to receive any notice of an adjournment or of the business to be transacted at the adjourned Meeting. No resolutions or decisions may be taken at any adjourned meeting except those that might lawfully have been taken at a meeting as originally called.

35.	ADOPTION OF RESOLUTIONS

35.1	At every Meeting a resolution put to the vote of the Meeting shall be decided upon by a show of hands, unless before or upon the declaration of the result of the show of hands a secret ballot in writing be demanded by the chairman (if he is entitled to vote) or by any Shareholder present, in person or by proxy, and entitled to vote at the meeting. Except if a secret vote is demanded as aforesaid, the declaration of the chairman that the resolution has been carried or carried unanimously or by a particular majority, or lost, or not carried by a particular majority, shall be final, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without the necessity of proving the number or proportion of the votes recorded in favor or against such a resolution.

35.2	If a secret ballot is duly demanded, it shall be taken in such manner as the chairman directs, whether immediately or after an adjournment or in a postponed manner or otherwise, and the results of the ballot shall be deemed to be a resolution of the meeting wherein the secret ballot was demanded. Those requesting a secret ballot can withdraw their request at any time before the secret ballot is held. A secret ballot demanded on the election of a chairman, or on a question of adjournment shall be taken forthwith. A secret ballot demanded on any other question shall be taken at such time as the chairman of the Meeting directs. A demand for a secret ballot shall not prevent the continuation of the Meeting with respect to the transaction of any other business, except for the matter with respect to which the secret ballot was demanded. All demands or notices hereunder may be submitted by facsimile or other similar means.

35.3	Subject to and without derogating from the right or preference rights or restrictions existing at that time with respect to a certain class of shares forming part of the capital of the Company, each Shareholder present at a meeting, personally or by proxy, shall be entitled, whether at a vote by show of hands or by secret ballot, to one vote for each share held by him (on an as converted basis), provided that no Shareholder shall be permitted to vote at a general meeting or appoint a proxy to vote therein except if he has paid all calls for payment and all monies due to the Company from him with respect to his shares.

35.4	In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for the purpose of this article seniority shall be determined by the order in which the names stand in the Register of Shareholders. Joint holders of a share of which one of them is present at a meeting shall not vote by proxy. The appointment of a proxy to vote on behalf of a share held by joint holders shall be executed by the signature of the senior of the joint holders.

36.	Proxies

36.1	In every vote a Shareholder shall be entitled to vote either personally or by proxy. A proxy present at a meeting shall also be entitled to request a secret ballot. A proxy need not be a Shareholder of the Company.

36.2	A Shareholder that is a corporation or partnership shall be entitled by decision of its Board or by a decision of a person or other body, according to its articles, to appoint a person who it shall deem fit to be its representative at every meeting of the Company. The representative, appointed as aforesaid, shall be entitled to perform on behalf of the corporation he represents all the powers that the corporation itself may use just as if it was a person.

36.3	A vote pursuant to an instruction appointing a proxy shall be valid notwithstanding the death of the appointer or the appointer becoming of unsound mind or the cancellation of the proxy or its expiration in accordance with any law, or the transfer of the shares with respect to which the proxy was given, unless a notice in writing was given of the death, becoming of unsound mind, cancellation or transfer and was received at the Office before the meeting took place.

36.4	A Shareholder is entitled to vote by a separate proxy with respect to each share held by him provided that each proxy as aforesaid shall have a separate letter of appointment containing the serial number of the shares with respect to which the proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the holders of such instrument to a vote.

37.	Instrument of Appointment

37.1	A letter of appointment of a proxy or power of attorney or other certificate (if there shall be such) pursuant to which the appointee is acting, shall be in writing, and the signature of the appointer shall be confirmed by an advocate or public notary or bank or in any other manner acceptable by the Board and such instrument or a copy thereof confirmed as aforesaid, shall be deposited in the Office, or in another place in Israel or abroad - as the Board shall direct from time to time generally or with respect to a particular case, no later than 24 hours prior to the commencement of the meeting or adjourned meeting wherein the person referred to in the instrument is appointed to vote, otherwise that person shall not be entitled to vote that share. An instrument appointing a proxy and which is not limited in time shall not be valid 12 months after the date of its execution, unless the terms of such instrument state otherwise. If the appointment shall be for a limited period, the instrument shall be valid for the period contained therein.

37.2	An instrument appointing a proxy (whether for a specific meeting or otherwise) may be in the following form or in any other similar form which the circumstances shall permit:

"I, ____________ , of ______________, a Shareholder holding shares in _________ and entitled to ________ votes hereby appoint ____________ , of _________, or in his place _____________, of ___________________, to vote in my name and in my place at the general meeting (annual, special, adjourned - as the case may be) of the Company to be held on the _____ day of ____________20__ and at any adjournment thereof.

In witness whereof, I have hereby affixed my signature the _____day of ________ 20__ .

_____________________

Appointer’s Signature

I hereby confirm that the foregoing

instrument was signed by the appointer.

___________________________________

(name, profession and address)

38.	Resolution in Writing

A resolution in writing signed by all Shareholders of the Company then entitled to attend and vote at the General Meetings or to which all such Shareholders have given their written consent (by letter, telegram, facsimile, telex, electronic mail or otherwise) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

BOARD OF DIRECTORS

39.	Composition of the Board

The Board shall be comprised of up to nine (9) members. Until an IPO, the Board shall be appointed pursuant to the terms of the Shareholders Rights Agreement.

40.	Appointment and removal of Directors

40.1	Any Shareholder(s) entitled hereunder to appoint a member to the Board shall also be entitled to remove its appointee to the Board and appoint another member instead. All appointments to and removals from the Company's Board shall be effected by a letter of appointment or removal, delivered to the Company, and shall be effective as of the date of delivery or the date specified in such letter, whichever is later.

40.2	Subject to Article 40.1, if the office of any member of the Board is vacated the other Directors may act in every way and manner so long as their number does not fall below the quorum, at that time, for a Board meeting. If pursuant to Section 81 of the Law their number does fall below the number for a quorum as aforesaid, they shall not be permitted to act except insofar as to fill the vacant places in the Board or to convene a general meeting of the Company.

40.3	A member of the Board of Directors shall not be required to hold any qualification share.

41.	Alternate Director

41.1	A Shareholder entitled to appoint a Director under these Articles, may be entitled to appoint any person, provided he/she is qualified to serve as a Director and he/she is not a member of the Board, as a substitute director (a “Substitute”).

41.2	A Substitute shall have one vote for purposes of Board meetings.

41.3	A Substitute shall have, subject to the provisions of the instrument by which he was appointed, all the powers and authorities that the Director for which he is serving as substitute, has.

41.4	The provision of these Articles with respect to the appointment of a Director shall apply with respect to an appointment of a Substitute.

41.5	The office of a Substitute shall be automatically vacated if his appointment is terminated by the Shareholder who appointed him in accordance with these regulations, or upon the occurrence of one of the events described in Article 42 or, if the office of the member of the Board with respect to whom he serves as a Substitute shall be vacated for any reason whatsoever.

41.6	The Substitute has the right to receive notice of convening of a Board meeting and may participate or vote at such meeting only if the Director with respect to whom he serves as a Substitute is absent from said meeting.

42.	Termination of Director

Notwithstanding Article 39 above, the tenure of office of the Director shall automatically by terminated:

(a)	if he was declared bankrupt, and if he is a corporate body - it has voluntary decided on liquidation, or a liquidation order was issued against it;

(b)	if he is declared legally incapable of performing his duties;

(c)	if he has resigned by an instrument in writing to the Company;

(d)	if his successor is appointed pursuant to article 40.1 above;

(e)	with his death;

(f)	with the liquidation of the Company;

(g)	if he resigned or was dismissed as described in Sections 219 to 231 of the Law;

(h)	if he was convicted of an offense, as described in Section 232 of the Law;

(i)	by decision of the Court as described in Section 233 of the Law.

43.	CONFLICT OF INTEREST

A Director shall not be prohibited from fulfilling his rights and duties under these Articles or from entering into contracts with the Company whether as a seller, buyer, service provider or otherwise, and no such contract or arrangement which shall be made on behalf of the Company or in its name, in which the Director is or will be an interested party, either directly or indirectly, shall be in itself void, provided however that:

(a)	any transaction between a Director and the Company must be approved in accordance with Sections 268 to 284 of the Law;

(b)	under certain circumstances, as described in Section 278 of the Law, the interested Director may not participate or vote at the Board; and

(c)	the interested Director must disclose all information as required under Section 269 of the Law and, regarding the substance of his interest in the transaction for which approval is sought, and including any material facts and documents relating thereto all as set forth under the Law.

The provisions of this Article shall apply also to a Substitute.

44.	Remuneration of Director

44.1	A Director may hold another paid position or function in the Company or in any other company that the Company is a shareholder of or that it has some other interest in, together with his position as a Director (except as an auditor) upon those conditions with respect to salary and other matters as decided by the Board, subject to Article 43 above.

44.2	Members of the Board, who are not employees of the Company or its subsidiary, or its service providers, shall not receive a salary from the Company unless the general meeting has so decided and in the amount that the general meeting shall decide upon, and shall only be entitled to reimbursement for their reasonable expenses incurred in order to attend the Board meeting.

44.3	Subject to Law, or any other applicable law, if pursuant to a decision of the Directors, one of the Directors shall perform services or tasks aside from his regular duties as a Director, whether as a result of his particular profession or by a trip or stay abroad or otherwise, the Directors may decide to pay him a special wage in addition to his regular salary, and such a wage shall be paid by way of salary, commission, participation in profits or otherwise and this wage shall be in addition to his regular salary, if there shall be any, or will be in place thereof, as shall be decided by the Board.

45.	Powers and Duties of Directors

45.1	The formulation of the Company’s business and policy, as well as the supervision of its management, and all other powers and authorities of the Company which under the Law and/or any applicable law are not vested in the General Meeting of the Company or in any of its other organs, shall vest in the Board, which may exercise all such powers and do all such acts as the Company is authorized to exercise and do.

45.2	The Board shall have all the powers and authorities to exercise the powers and authority conferred on the Board by this Article, subject to the provisions of these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company in a General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board which would have been valid if such regulation or resolution had not been adopted; for the avoidance of doubt, such provision shall not prevent the Board from reversing any such prior act.

46.	BOARD Meetings

46.1	Subject to any contrary resolution accepted by the Board, any member of the Board may at any time call a Board meeting, and the secretary shall be required on the request of such member to convene a Board meeting. In addition, Shareholders holding more than 10% of the voting power in the Company may call a Board Meeting.

46.2	Any notice of a Board meeting can be given orally, by telephone, in writing, or by facsimile, e-mail, telegram, telex, or telefax provided that the notice is given to all Directors 3 (three) days before the time appointed for the meeting, unless all the members of the Board having received a shorter notice, shall agree to such a shorter notice. Such notice shall include reasonable details on all subjects on the agenda.

46.3	No business shall be transacted at any meeting of the Board unless a quorum of Directors is present at the time when the meeting proceeds to business.

(a)	Save as herein otherwise provided, a quorum shall be formed when there is present at least a majority of the Directors then in office or such other number of Directors as may be determined from time to time by the Shareholders in general meetings.

(b)	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be postponed to the same day, time and place one week following and notice shall be given to the absent Directors of such postponed meeting. At such postponed meeting, a quorum shall be at least two (2) directors.

46.4	Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone, conference video or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute attendance in person at the meeting.

47.	CHAIRMAN OF THE BOARD

47.1	The Board may from time to time elect one of its members to be Chairman of the Board, remove such Chairman from office and appoint another in his place.

47.2	The Chairman of the Board shall take the chair at every meeting of the Board, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time appointed for the meeting, or if he is unwilling to take the chair, the Directors present shall choose one of their number to be the Chairman of such meeting.

47.3	The Chairman shall not have a casting or additional vote.

48.	VOTING

Subject to Article 16, all acts and resolutions of the Board shall be deemed adopted if passed by a majority of the members of the Board present and voting at the meeting.

49.	Delegation of Power

49.1	The Board may delegate any of its powers to committees consisting of a member or members of the Board as it deems fit and may, from time to time, revoke such delegation. Notwithstanding the above, the Board shall not delegate its powers to any of its committees on the subjects prohibited under Section 112(a) of the Law.

49.2	In the exercise of any power delegated to it by the Board all committees shall conform to any regulations that may be imposed upon them by the Board, if there shall be any such regulation. If no such regulations are adopted by the Board or if there are no complete and encompassing regulations the committees shall act pursuant to these articles dealing with organization of meetings, meetings and functions of the Board, mutatis mutandis, and insofar as no provision of the Board shall replace it pursuant to this article.

49.3	Subject to the provisions of the Law, all actions performed in a bona fide fashion by the Board or by a committee of the Board, or by any person acting as a Director or as a substitute shall be as valid, even if at a later date a flaw shall be discovered in the appointment of such a Director or such a person acting as aforesaid, or that all or some of them were unfit as if each and every one of those persons shall have been duly appointed and fit to serve as a Director or substitute as the case may be.

50.	RESOLUTION IN WRITING

A resolution in writing signed by all the members of the Board, or of a committee, or such a resolution that all the members of the Board or a committee have agreed to in writing or by telegram, telex, facsimile or e-mail shall be valid for every purpose as a resolution adopted at a Board or committee meeting, as the case may be, that was duly convened and held. In place of a director the aforesaid resolution may be signed and delivered by his Substitute or his attorney or his Substitute's attorney.

51.	MINUTES

51.1	The Board shall cause minutes to be taken of all general meetings of the Company, of the appointments of officials of the Company, of Board meetings and of committee meetings that shall include the following items, if applicable:

(a)	the names of the members and/or directors and/or other persons present;

(b)	the matters discussed at the meeting;

(c)	the results of the vote;

(d)	resolutions adopted at the meeting;

(e)	directives given by the meeting to the committees.

(f)	any reservation of a Shareholder or director with regard to a matter discussed or resolution passed.

51.2	The minutes of any meeting of the Board of Directors, or a Committee of the Board of Directors or of a general meeting of the Company, shall serve as prima facie proof as to the facts in the minutes if the minutes are signed by the chairman of the Board or by the Chairman of said meeting.

52.	GENERAL MANAGER

52.1	The Board may from time to time appoint one or more persons, whether or not he is a member of the Board, as the general manager of the Company, either for a fixed period of time or without limiting the time that he or they will stay in office, and they may from time to time (subject to any provision in any contract between him or them and the Company) release him or them from their office and appoint another or others in his or their place.

52.2	The Board may from time to time subject to the provisions of the Law, grant and bestow upon the general manager, at that time, those powers and authorities that it exercises pursuant to these Articles, as it shall deem fit, and may grant those powers and authorities for such period, and to be exercised for such objectives and purposes and in such time and conditions, and on such restrictions, as it shall decide; and it may grant such authorities whether concurrently with the Board's authorities in that area, or in excess of them, or in place thereof or any one of them, and it can from time to time revoke, repeal, or change any one or all of those authorities.

52.3	The General Manager shall be responsible for the current operation of the Company business within the boundary of the policy determined by the Board and subject to its direction.

52.4	The General Manager shall have all the powers of management and implementation, which by this Law or by the articles were not vested in another organ of the Company, and he shall be subject to the supervision of the Board.

52.5	The General Manager may - subject to the approval of the Board, delegate powers to others.

52.6	The General Manager shall inform the Chairman of the Board of any extraordinary matter that is substantive for the Company.

52.7	The General Manager shall submit reports to the Board on subjects, at times and to an extent, as the Board will prescribe.

52.8	The Chairman of the Board may - at any time at his own initiative or on decisions by the Board - demand reports from the General Manager on subjects related to the Company’s affairs.

52.9	If a notice or report from the General Manager requires action on the part of the Board, then the Chairman of the Board shall convene a meeting of the Board without delay.

53.	STAMP AND SIGNATURES

53.1	The Company may have a corporate stamp. The Board shall ensure that such a stamp is kept in a safe place.

53.2	The Board may designate and authorize any person or persons (even if they are not members of the Board) to act and to sign in the name of the Company, and the acts and signatures of such a person or persons shall bind the Company, insofar as such person or persons have acted and signed within the limits of their aforesaid authority.

53.3	The printing of the name of the Company by a typewriter, word processor or by hand next to the signatures of the authorized signatories of the Company, pursuant to Article 53.2 above, shall be valid as if the corporate stamp of the Company was affixed.

54.	AUTHORITIES TO BORROW

54.1	Subject to the provisions of the Law and these Articles, the Board shall be able from time to time, to cause or authorize the Company, to borrow or to guarantee any amount or amounts of money.

54.2	Subject to the provisions of the Law and these Articles, the Company shall be able to obtain or to guarantee the discharge of any such amount or amounts in such manner and at such times and upon such conditions as it shall determine, and in particular by issuing debentures, definitive or separate, or any mortgage, charge, pledge, lien or any other security over the property of the Company, in whole or in part, whether present or future, including, without limitation, the un-issued share capital and any share capital forfeited or otherwise held by the Company, and the Company’s goodwill.

55.	SECRETARY, OFFICERS, ATTORNEYS AND OTHERS

55.1	Without derogating from the authority of the General Manager, the Board may appoint a secretary to the Company upon the conditions that it seems fit, and may as well, from time to time, appoint an associate secretary who shall be deemed to be the secretary for the period of his appointment.

55.2	The Board may, from time to time appoint to the Company, officers, workers, agents and functionaries to permanent, temporary or special positions, as they shall, from time to time, see fit and set compensation for them.

55.3	To the extent permitted by the Law and subject to a resolution of the Board, the Board may, at any time and from time to time, authorize any Company, firm, person or group of people, whether this authorization is done by the Board directly or indirectly, to be the attorneys in fact of the Company for those purposes and with those powers and discretion which shall not exceed those conferred upon the Board or that the Board can exercise pursuant to these Articles - and for such a period of time and upon such conditions as the Board deems proper, and every such authorization may contain such directives as the Board deems proper for the protection and benefit of the persons dealing with such attorneys.

56.	DIVIDEND

56.1	Subject to the provisions of these Articles and other rights and conditions attached at that time to any share in the capital of the Company granting preferential, special or deferred rights or not granting any rights with respect to dividends, the profits of the Company shall be distributable to the Shareholders of the Company according to the proportion of the par value of the shares held by them at the date so appointed by the Company, without regard to the premium paid in excess of the nominal value.

56.2	Actual distribution, setting aside or declaration of dividend requires a decision of the Board.

56.3	The Board may issue any share upon the condition that a dividend shall be paid at a certain date or that a portion of the declared dividend for a certain period shall be paid, or that the period for which a dividend shall be paid shall commence at a certain date, or a similar condition, all as decided by the Board. In every such case the dividend shall be paid in respect of such a share in accordance with such a condition.

56.4	At the time of declaration of a dividend the Company may decide that such a dividend shall be paid in part or in whole, by way of distribution of certain properties, especially by way of distribution of fully paid up shares or debentures or debenture stock of the Company, or by way of distribution of fully paid up shares or debentures or debenture stock of any other company or in one or more of the aforesaid ways. .

56.5	The Board may, from time to time, pay to the Shareholders on account of the forthcoming dividend such interim dividend as shall be deemed just with regard to the situation of the Company and subject to provisions of Sections 301 to 307 of the Law.

56.6	The Board may put a lien on any dividend paid in respect of a share on which the Company has a charge, and it may use it to pay any debts, obligations or commitments with respect to which the charge exists.

56.7	A Transfer of shares shall not transfer the right to a dividend that has been declared after the transfer but before the registration of the transfer. The person registered in the Register of Shareholders as a Shareholder on the date appointed by the Company for that purpose shall be the one entitled to receive a dividend.

56.8	The Company may declare a dividend to be paid to the Shareholders, at a general meeting, according to their rights and benefits in the profits and to decide the time of payment. A dividend in excess of that proposed by the Board shall not be declared. However, the Company may declare at a general meeting a smaller dividend.

56.9	A notice of the declaration of a dividend, whether an interim dividend or otherwise, shall be given to the Shareholders registered in the Register of Shareholders, in the manner provided for in these articles.

56.10	If no other provision is given, the dividend may be paid by check or payment order to be mailed to the registered address of a Shareholder or person entitled thereto in the Register of Shareholders or, in the case of registered joint owners, to the addresses of one of the joint owners as registered in the Register of Shareholders. Every such check shall be made out to the person it is sent to. The receipt of the person who, on the date of declaration of dividend, is registered as the holder of any share or, in the case of joint holders, of one of the joint holders, shall serve as a release with respect to payments made in connection with that share.

56.11	If at any time the share capital shall be divided into different classes of shares, the distribution of fully paid up shares shall be made in one of the two following manners as to be decided upon by the Board:

(a)	In such a manner so that all the holders of a share entitled to fully paid up shares shall receive one uniform class of shares; or

(b)	In such manner so that each holder of shares entitled to fully paid up shares as aforesaid shall receive shares of the class of shares held by him and entitling him to fully paid up shares, as aforesaid.

56.12	In order to give effect to any resolution in connection with distribution of dividends, or distribution of property, fully paid-up shares or debentures, the Board may resolve any difficulty that shall arise with distribution as it shall deem necessary, especially to issue certificates for fractional shares and to determine the value of certain property for purposes of distribution, and to decide that payment in cash shall be made to the Shareholder on the basis of the value decided for that purpose, or that fractions the value of which is less than one New Israeli Shekel shall not be taken into account for the purpose of coordinating the rights of all the parties. The Board shall be permitted, in this regard, to grant cash or property to trustees in escrow for the benefit of persons entitled thereto, as the Board shall see beneficial. Wherever required, an agreement shall be submitted to the registrar of companies and the Board may appoint a person to execute such an agreement in the name of the persons entitled to a dividend, property, fully paid up shares or debentures as shares or debentures as aforesaid, and such an appointment shall be valid.

56.13	The Company shall not be obligated to pay interest on a dividend.

56.14	The Board may, with respect to all dividends not collected within one year after their declaration, invest or use them in another way for the benefit of the Company, until they shall be demanded. The Company shall not be required to pay interest for dividends or interest not collected.

57.	ACCOUNTS AND AUDIT

57.1	The Board shall cause correct accounts to be kept in accordance with the provisions of the Law or any other applicable law:

(a)	of the assets and liabilities of the Company;

(b)	of any amount of money received or expended by the Company and the matters for which such sum of money is expended or received; and

(c)	of all purchases and sales made by the Company.

The account books shall be kept in the Office or at such other place as the Board deems fit and they shall be open for inspection by the Directors.

57.2	Subject to Article 16.2, the appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the Shareholders in General Meeting may, by way of resolution, act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board to fix such remuneration subject to such criteria or standards as may be provided in such resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

58.	NOTICES

58.1	Subject to the other provisions of these Articles concerning notices, a notice or any other document shall be served by the Company to any Shareholder in writing and shall be conclusively deemed to have been duly given: (i) in the case of hand delivery to such Shareholder’s address appearing in the Register of Shareholders, on the next Business Day after delivery; (ii) in the case of delivery by an internationally recognized overnight courier to such Shareholder’s address appearing in the Register of Shareholders, on the next Business Day after delivery; (iii) in the case of a notice sent by facsimile transmission to the such Shareholder’s address and facsimile number appearing in the Register of Shareholders, on the next Business Day after delivery, if facsimile transmission is confirmed; (iv) in the case of a notice sent by email to the email address of such Shareholder appearing in the Register of Shareholders, on the earlier of (1) the date of written acknowledgment of receipt of such e-mail by the recipient or (ii) the date of written acknowledgment of delivery of such e-mail by automatic means of the sender.

In the event that notices are given pursuant to one of the methods listed in Sub-clauses (a) (i) to (iii) above, a copy of the notice should also be sent by email.

For purposes of this Article 58, the term “Business Day” means a day on which the banks are open for business in the country of receipt of any notice.

58.2	All notices directed to be given to the Shareholders shall, with respect to any shares to which persons are jointly entitled, be given to one of the joint holders, and any notice so given shall be sufficient notice to the holders of such share.

58.3	Prior and timely notice of the convening of a General Meeting shall be given to each Shareholder, wherever situated, at the last address provided by the Shareholder. Any Shareholder registered in the Register of Shareholders who shall, from time to time, furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these articles at that address.

58.4	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a Shareholder by delivering it personally or by sending it through the post in a prepaid letter or postcard or telegram, telex, telefax or electronic mail addressed to them by name, at the address, if any, in Israel furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

58.5	A Shareholder may change or supplement its address or any other of its contact details appearing in the Register of Shareholders, or designate additional addresses or other contact details to appear in the Register of Shareholders, by giving the Company written notice of the new contact details in the manner set forth in this Article.

58.6	In any case where it is necessary to give prior notice of a certain number of days or a notice valid for a certain period, the date of delivery shall be taken into account in the number of days or period.

58.7	In addition to the furnishing of a notice pursuant to the above Articles, the Company may furnish a notice to the Shareholders entitled to receive notice, or to part of them, by publication of a notice in a newspaper distributed in the area wherein the office is located, or any other place, in Israel or abroad, as the Directors shall determine from time to time.

59.	INDEMNITY; INSURANCE; DUTY OF CARE

59.1	Subject to the provisions of the Law, including the receiving of all the approvals required therein, or under any applicable law, the Company may indemnify any office holder to the fullest extent permitted by Law. The Company may indemnify its office holders, as this term is defined under the Law with respect to liabilities or expenses, specified herein, (i) prospectively, provided that such commitment with respect to Section 59.1 (a) below shall require the following advance actions (a) the Board will resolve in advance the categories of events which in the Board opinion can be foreseen when the undertaking to indemnify is given, and (b) provided further that the Board will set the amounts reasonable for such indemnification under the circumstances, and (ii)retroactively, provided that the Board will resolve to indemnify the Company’s office holders retroactively:

(a)	a monetary liability imposed on an office holder by a judgment in favor of another person, including a judgment imposed on such office holder in a compromise or in an arbitrator’s decision that was approved by a court in respect of an act performed by such office holder by virtue of being an office holder of the Company;

(b)	reasonable legal expenses, including attorney's fees, which the office holder incurred in connection with an investigation or proceeding instituted against the office holder by a competent authority, and which was concluded without an indictment against the office holder and without any financial sanction imposed on the office holder in lieu of a criminal proceeding, or which was concluded without an indictment against the office holder but with a financial sanction imposed on the office holder in lieu of a criminal proceeding which relates to a criminal offense that does not require proof of criminal intent, or in connection with a financial sanction, all in respect of an act performed by him by virtue of his being an office holder of the Company; The terms "concluded without an indictment in lieu of a criminal proceeding" and "financial sanction imposed on the office holder in lieu of a criminal proceeding" shall have the meaning ascribed to the in Section 260(A)(1A) to the Law;

(c)	reasonable legal expenses, including advocates’ fees, which the office holder incurred or with which he was charged by the Court, in a proceeding brought against him by the company, in its name or by another person, or in a criminal prosecution in which he was found innocent, or in a criminal prosecution in which he was convicted of an offense that does not require proof of criminal intent, all in respect of an act performed by him by virtue of his being an office holder of the Company;

(d)	a payment which the office holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1(a) of the Securities Law, 5728-1968 (the “Securities Law”), and expenses that the office holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

59.2	Subject to the provisions of the Law, including the receiving of all the approvals required therein, or under any applicable law, the Company may enter into an agreement for the insurance of an office holder responsibility for any liability that will be imposed on such office holder in consequence of an act which was performed by him by virtue of his office, in each of the following issues:

(a)	violation of the duty of care of the office holder towards the company or towards another person;

(b)	breach of the fiduciary duty against the company, on condition that the office holder acted in good faith and that he had reasonable grounds to assume that the act would not cause the Company any harm;

(c)	a monetary obligation that will be imposed on the office holder to the benefit of another person.

(d)	for a payment which the office holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1(a) of the Securities Law, and expenses that the office holder incurred in connection with a proceeding under Chapters H’3, H’4, or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

59.3	The Company is allowed to procure insurance for or indemnify (i) any person who is not an office holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an office holder and (ii) any office holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

59.4	Subject to the provisions of the Law, the Board may resolve in advance to exempt an office holder from all or some of his responsibility for damages caused to the Company pursuant to violation of his duty of care to it, to the maximum extent permitted by law.

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